Exhibit 8(b)iii

FIRST AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

THIS FIRST AMENDMENT to the Administrative Services Agreement (“Amendment”) is entered into as of July 1, 2020, by and between MEMBERS Life Insurance Company, a life insurance company organized under the laws of the State of Iowa (the “Insurer”) and BlackRock Advisors, LLC (“BAL”).

WHEREAS, the parties entered into the Administrative Services Agreement effective as of March 1, 2016 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement, pursuant to Section 5 of the Agreement, by changing the mechanics of the fee calculation and payments in Section 1 of the Agreement.

NOW, THEREFORE, in consideration of mutual promises and covenants and the terms and conditions set forth herein and other good and valuable consideration and intending to be legally bound, the parties hereto agree as follows:

1.	Amendments.

1.1          Subsections (d), (e), (f) and (g) of Section 1 are hereby replaced in their entirety with the following:

“(d) At the end of each calendar quarter, the Insurer shall provide BAL with the account(s) and assets under management by CUSIP. The Insurer shall promptly provide BAL or its designee with such assistance as is reasonably requested by it to assist it in accurately calculating the fee for such payment period. After any requested information is received from the Insurer, BAL or its designee shall send Insurer a statement containing fee detail information based on the assets held by the Funds’ transfer agent and the fee owed for such payment period on or about the time the payment is released. Insuerer shall have thirty (30) days from receipt of the fee payment (the “Thirty Day Reconciliation Period”) to request in writing additions or adjustments to such payment. Unless Insurer requests additions or adjustments to the fee payment in writing, after the Thirty Day Reconciliation Period (or such earlier date on which Insurer provides BAL or its designee a written consent to the payment as prepared by BAL or its designee), (i) Insuerer shall be deemed to waive any rights to dispute the fee payment, and (ii) any subsequent additions or adjustments to the fee payment requested by Insurer shall be at the sole discretion of BAL or its designee. The parties agree to review disputed items promptly and in good faith. Notwithstanding the foregoing, Insurer shall promptly inform BAL or its designee if it becomes aware that Insurer has been overpaid fees with respect to any payment period, in which case, Insurer shall promptly pay such fee overpayment to BAL or its designee. Information and consents provided or requested pursuant to this subsection (d) shall be sent to e -mail addresses set forth below or specified by one party or its designee by email to the other party from time to time.

Insuer’s current email address is FundAccounting@cunamutual.com. BAL’s current email address is AMRS.RetailIntermediaryPayments@Blackrock.com.

(e) Notwithstanding anything herein to the contrary, BAL or its designee shall not be obligated to make any payments under this Agreement that exceed the maximum amounts permitted under any applicable rule or regulation, including any rule promulgated by the Financial Industry Regulatory Authority (“FINRA”).

(f) The Insurer herby represents that the fees paid to it pursuant to this Agreement are reasonable in relation to the services it provides and reasonably similar to fees it receives for equivalent services provided to other parties.

(g) [RESERVED]

2.	Continuing Provisions of the Agreement.

Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

3.	Counterparts; Signatures.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the day and year first above written.

MEMBERS Life Insurance Company

By:

Print Name:	David Sweitzer

Title:	President

BLACKROCK ADVISORS, LLC

By:

Print Name:	Anne Ackerley

Title:	Managing Director

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